Exhibit 2.3

AMENDMENT NO. 1 TO
MANAGEMENT COOPERATION AGREEMENT

AMENDMENT NO. 1, dated as of July 18, 2007 (this “Amendment”), to the MANAGEMENT COOPERATION AGREEMENT, dated as of June 1, 2007 (the “Management Cooperation Agreement”), is entered into by and among CKX, Inc., a Delaware corporation (the “Company”), and each of the holders of shares of common stock, par value $0.01 per share, of the Company (the “Common Stock”) set forth on Schedule I hereto (each a “Stockholder”). All terms not herein defined shall have the meanings as set forth in the Management Cooperation Agreement.

W I T N E S S E T H:

WHEREAS, pursuant to Section 9(b) of the Management Cooperation Agreement, the Company, acting through the Special Committee, and the Stockholders desire to amend the Management Cooperation Agreement;

NOW, THEREFORE, in consideration of the mutual agreements contained herein and in the Management Cooperation Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound hereby, the parties hereby agree as follows:

1. Section 2 will be deleted and replaced in its entirety with the following:

Each Stockholder hereby, jointly and severally with respect to the other Stockholders in such Stockholder’s Executive Officer Group, and severally and not jointly with respect to each of the other Stockholders, covenants and agrees to the Company as follows:

(a) Until the Expiration Time, such Stockholder will not directly or indirectly, except as specifically provided in this agreement (i) sell, assign, transfer (by merger or otherwise by operation of law), pledge, encumber or otherwise dispose of (including by gift) any of such Stockholder’s Shares, or any interest therein, (ii) deposit any of such Stockholder’s Shares into a voting trust or enter into a voting agreement or arrangement with respect to any of such Shares or grant any proxy or power of attorney with respect thereto that is inconsistent with this Agreement, (iii) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect sale, assignment, transfer, tender, pledge, encumbrance, or other disposition of any of such Shares, or (iv) commit or agree to take any of the foregoing actions. Notwithstanding anything in this Section 2 to the contrary, each Stockholder (y) may tender and sell such Stockholder’s Shares to Parent or its Affiliates or Purchaser in a tender offer that is recommended by the Company’s Board of Directors (acting through the Special Committee), and (z) may transfer any of such Stockholder’s Shares to one or more of its Affiliates or to Parent or its Affiliates (a “Permitted Transferee”), provided that prior (and as a condition) to any such transfer such Stockholder shall deliver to the Company a signed counterpart to this Agreement indicating that such Permitted Transferee agrees to be joined as a party to this Agreement (in addition to, and not in substitution of, the Stockholder named herein), as if (and to the same extent) such Permitted Transferee were originally named as “Stockholder” in this Agreement, and all references herein to “Stockholder” shall also be deemed to include such Permitted Transferee as applicable.

(b) Notwithstanding anything in this Section 2 to the contrary, until the Expiration Time, each Stockholder set forth on Schedule II hereto and such Stockholder’s Permitted Transferees may transfer such number of Shares as set forth opposite such Stockholder’s name on Schedule II hereto (a “Permitted Transfer”); provided that any Permitted Transfer by Robert F.X. Sillerman shall be made only to a bona fide charity. Any Shares transferred as a Permitted Transfer under this Section 2(b) shall, upon their transfer, no longer be included in the definition of Shares and, as such, will not be subject to the rights, terms or obligations of the Management Cooperation Agreement or this Amendment.

2. There shall be added a Schedule II to the Management Cooperation Agreement as attached to this Amendment.

3. Except as otherwise expressly set forth herein, nothing contained in this Amendment shall be deemed to limit, amend, modify, waive or extend any of the rights, terms or obligations under the Management Cooperation Agreement.

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IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be signed by its respective duly authorized officer as of the date first written above.

CKX, INC

By:	/s/ Michael G. Ferrel Name: Michael G. Ferrel Title: President

/s/  Robert F. X. Sillerman

Name: Robert F. X. Sillerman

/s/  Laura Baudo Sillerman

Name: Laura Baudo Sillerman

SILLERMAN COMMERCIAL HOLDINGS PARTNERSHIP L.P.

By:	SILLERMAN INVESTMENT CORPORATION, its General Partner

By:	/s/ Robert F. X. Sillerman Name: Robert F. X. Sillerman Title: President

[Signature Page to Amendment No. 1 to the Management Cooperation Agreement]

SILLERMAN CAPITAL HOLDINGS L.P.

By:	SILLERMAN CAPITAL HOLDINGS, INC., its General Partner

By:	/s/ Robert F. X. Sillerman
Name: Robert F. X. Sillerman

Title:	President

/s/  Michael G. Ferrel
Name: Michael G. Ferrel

/s/  Mitchell J. Slater
Name: Mitchell J. Slater

Mitchell J. Slater 2004 GRAT

By:	/s/ Mitchell J. Slater
Name: Mitchell J. Slater

Title:	Trustee

/s/  Howard J. Tytel
Name: Howard J. Tytel

/s/  Sandra Tytel
Name: Sandra Tytel

/s/  Simon Fuller
Name: Simon Fuller

/s/  Thomas P. Benson
Name: Thomas P. Benson

[Signature Page to Amendment No. 1 to the Management Cooperation Agreement]

SCHEDULE II

Permitted Transfers

Column A	Column B
Executive Officer	Affiliates/Direct Ownership	Number of Shares

Robert F.X. Sillerman	Direct Ownership	3,000,000
Michael G. Ferrel	Direct Ownership	365,822
Mitchell J. Slater	Direct Ownership	519,430
	Mitchell J. Slater 2004 GRAT	99,851
Howard J. Tytel	Howard J. Tytel and Sandra Tytel	449,246
Simon Fuller	Direct Ownership	301,463
Thomas P. Benson	Direct Ownership	278,156